STOCK PURCHASE AGREEMENT

dated

March 9, 2006

between

SAMSON INVESTMENT COMPANY

and

GENERAL ELECTRIC COMPANY

STOCK PURCHASE AGREEMENT

AGREEMENT dated March 9, 2006, between GENERAL ELECTRIC COMPANY, a New York corporation ("Seller"), and SAMSON INVESTMENT COMPANY, a Nevada corporation, and or its permitted assigns ("Buyer")

W I T N E S S E T H :

WHEREAS, Seller is the owner of 20,000 shares (the "Shares") of common stock, $10 par value (the "Common Stock"), of SPRINGER MINING COMPANY, a Nevada corporation (the "Company"), constituting one hundred (100%) percent of the issued and outstanding capital stock of the Company;

WHEREAS, Buyer desires to purchase the Shares from Seller, and Seller desires to sell the Shares to Buyer, upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

"Affiliate" means, with respect to any Person, any Person directly or indirectly controlling, controlled by, or under common control with such other Person; provided that the Company shall not be considered an Affiliate of Seller.

“Assets” means the assets of the Company, which for purposes of clarification are those assets located on the Property (as defined below).

"Balance Sheet" means the consolidated balance sheet of the Company as of December 31, 2005. .

"Balance Sheet Date" means December 31, 2005.

"Base Stockholder's Equity" means $200,000.

"CERCLA" means the Comprehensive Environmental Responses, Compensation and Liability Act of 1980, as amended.

"Closing Balance Sheet" means a consolidated balance sheet of the Company as at the close of business on the Closing Date, together with the notes thereto.

"Closing Date" means the date of the Closing.

"Environmental Laws" means federal, state and local laws and regulations, judgments, orders and permits governing safety and health and the protection of the environment, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended (CERCLA), the Resource Conservation and Recovery Act, as amended 42 U.S.C. 6901 et seq., the Clean Water Act, 33 U.S.C. 1251 et seq., the Clean Air Act, 42 U.S.C. 7401 et seq., the Toxic Substance Control Act, 15 U.S.C. 2601 et seq., and the Safe Drinking Water Act, 42 U.S.C. 300f through 300j.

"Hazardous Substances" means any substance which is toxic, ignitable, reactive, or corrosive or which otherwise is regulated by or under “Environmental Laws, and includes any and all materials or substances that are defined as “hazardous waste”, “extremely hazardous waste” or a “hazardous substance” pursuant to state, federal or local law, and includes asbestos, polychlorinated biphenyls (“PCBs”), petroleum products.

"Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

"Material Adverse Change" means a material adverse change in the business, assets, condition (financial or otherwise), result of operations of the Company.

"Material Adverse Effect" means a material adverse effect on the condition (financial or otherwise), business, assets, results or operations of the Company.

"1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Property” means all real property listed in Exhibit A to this Agreement.

"Person" means an individual, a corporation, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Reclamation Plan” means the work set forth in the JBR Environmental Consultant’s report attached hereto as Exhibit B

"Subsidiary" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are owned directly or indirectly by the Company.

ARTICLE II

PURCHASE AND SALE

2.01. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Shares at the Closing. The price for the Shares (the "Purchase Price") is Three Million Dollars ($3,000,000.00) in readily available funds.. The Purchase Price shall be paid as provided in Section 2.02.

2.02. Closing. The closing (the "Closing") of the purchase and sale of the Shares hereunder shall take place at the offices of the Samson Investment Company, or such other place as agreed to by the parties, as soon as possible, but in no event later than March 31, 2006, or at such other time or place as Buyer and Seller may agree. At the Closing,

(a) Buyer shall deliver to Seller

(i) a certified or official bank check payable to the order of Seller, or wire transfer to the Sellers account, in the amount of $ 3,000,000.00 in immediately available funds;

(ii) a performance bond in a form acceptable to Seller in the amount of seven hundred and fifty thousand ($750,000) dollars, or such other adjusted amount as provided for pursuant to paragraph 9.08 of this Agreement, to guarantee the reclamation obligations of the Buyer pursuant to this Agreement.

(b) Seller shall deliver to Buyer

(i) certificates for the Shares duly endorsed or accompanied by stock powers duly endorsed in blank.

(ii) independently audited financial statements for the Company, performed by KPMG LLP, for the period January 2003 through December 2005.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer that:

3.01. Corporate Existence and Power. Each of Seller and the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly qualified and is in good standing in the State of Nevada. Seller has heretofore delivered to Buyer true and complete copies of the certificate of incorporation and bylaws of Seller and the Company as currently in effect.

3.02. Corporate Authorization. The execution, delivery and performance by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby are within Seller's corporate powers and have been duly authorized by all necessary corporate action on the part of Seller. This Agreement constitutes a valid and binding agreement of Seller.

3.03. Governmental Authorization; Consents. (a) The execution, delivery and performance by Seller of this Agreement requires no action by or in respect of, or filing with, any governmental body, agency, official or authority.

(b) No consent, approval, waiver or other action by any Person (other than any governmental body, agency, official or authority referred to in (a) above under any contract, agreement, indenture, lease, instrument or other document to which Seller or the Company is a party or by which any of them is bound) is required or necessary for the execution, delivery and performance of this Agreement by Seller or the consummation of the transactions contemplated hereby.

3.04. Non-Contravention. The execution, delivery and performance by Seller of this Agreement do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of Seller or the Company, (ii) assuming compliance with the matters referred to in Section 3.03(a), contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to Seller or the Company; (iii) constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of the Company or to a loss of any benefit to which Seller or the Company is entitled under any provision of any agreement, contract or other instrument binding upon Seller, the Company or any license, franchise, permit or other similar authorization held by Seller, the Company or (iv) result in the creation or imposition of any Lien on any asset of Seller, the Company.

3.05. Capitalization. The authorized capital stock of the Company consists of 20,000 shares of common stock. There are no outstanding obligations of the Company to issue or deliver or to repurchase, redeem or otherwise acquire any Company Securities. Seller is and will be at the Closing the record and beneficial owner of the Shares, free and clear of any Lien whatsoever, and will transfer and deliver to Buyer at the Closing valid title to the Shares free and clear of any Lien.

3.06. Subsidiaries. There are no Subsidiaries.

3.07. Financial Statements. The financial statements of the Company previously delivered to Buyer and attached hereto as Exhibit C fairly present, in conformity with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company as of the dates thereof and their consolidated results of operations and cash flows for the period 2001 through 2005.

3.08. Absence of Certain Changes. Since the Balance Sheet Date, the Company has conducted its businesses in the ordinary course consistent with past practices and there has not been:

(a) any Material Adverse Change~~;~~

(b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company;

(c) any amendment of any material term of any outstanding security of the Company;

(d) any incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money;

(e) any creation or assumption by the Company of any Lien on any material asset other than in the ordinary course of business consistent with past practices;

(f) any making of any loan, advance or capital contributions to or investment in any Person;

(g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(h) any transaction or commitment made, or any contract or agreement entered into, by the Company relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company of any contract or other right, in either case, material to the Company taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

3.09. Assets.

(a) The Company has good and marketable title to, or in the case of leased property have valid leasehold interests in the Assets (whether real or personal, tangible or intangible) , except for the Assets sold after the date of this Agreement in the ordinary course of business consistent with past practices. None of the Assets is subject to any Liens, except:

(i) Liens disclosed on the Balance Sheet;

(ii) Liens for taxes not yet due or being contested in good faith (and for which adequate accruals or reserves have been established on the Balance Sheet); or

(iii)  Liens which do not materially detract from the value of such property or assets as now used, or materially interfere with any present or intended use of such property of assets.

(b) There are no developments affecting any the Assets pending or, to the knowledge of Seller threatened, which might materially detract from the value of such property of assets, materially interfere with any present or intended use of any such property or assets or materially adversely affect the marketability of such properties or assets.

(c) Any use by the Company notwithstanding, the Company has no right or interest in any trademark, trade name, invention, patent, patent application, trade secret, know how, copy right, copyright registration, or any other kind of proprietary intellectual property right that is owned, licensed, used or held for use by Seller.

3.10. No Undisclosed Material Liabilities. There are no liabilities of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than:

(i) liabilities disclosed or provided for in the Balance Sheet; and

(ii) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, which in the aggregate are not material to the Company, taken as a whole.

(iii) liabilities for environmental and reclamation obligations of the Company.

3.11. Litigation. There is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of Seller threatened against or affecting, Seller, the Company or any of their respective properties before any court or arbitrator or any governmental body, agency, official or authority which, if determined or resolved adversely to the Company in accordance with the plaintiff's demands, would reasonably be expected to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

3.12. Material Contracts. (a) Except for agreements, contracts, plans, leases, arrangements or commitments disclosed in any Schedule to this Agreement, the Company is not a party to or subject to:

(i) any lease providing for annual rentals of $100,000 or more;

(ii) any contract for the purchase of materials, supplies, goods, services, equipment or other assets providing for annual payments by the Company of $100,000 or more;

(iii) any sales, distribution or other similar agreement providing for the sale by the Company of materials, supplies, goods, services, equipment or other assets that provides for annual payments to the Company of $100,000 or more;

(iv) any partnership, joint venture or other similar contract arrangement or agreement;

(v) any contract relating to indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset), except contracts relating to indebtedness incurred in the ordinary course of business in an amount not exceeding $100,000;

(vi) any license agreement, franchise agreement or agreement in respect of similar rights granted to or held by the Company;

(vii) any agency, dealer, sales representative or other similar agreement;

(viii) any contract or other document that substantially limits the freedom of the Company to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company after the Closing Date; or

(ix) any other contract or commitment not made in the ordinary course of business that is material to the Company taken as a whole.

(b) Each agreement, contract, plan, lease, arrangement and commitment disclosed in any Schedule to this Agreement or required to be disclosed pursuant to Section 3.12(a) is a valid and binding agreement of the Company and is in full force and effect, and the Company, to the knowledge of Seller, or any other party thereto is in default in any material respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment.

3.13. [INTENTIONALLY DELETED]

3.14. Compliance with Laws; No Defaults. Except for Environmental Laws, compliance with which Seller makes no representation or warranty, express or implied, the Company is not in violation of, any applicable provisions of any laws, statutes, ordinances or regulations except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) The Company is not in default under, and no condition exists that with notice or lapse of time or both would constitute a default under, (i) any mortgage, loan agreement, indenture or evidence of indebtedness for borrowed money to which the Company is a party or by which the Company or any material amount of their assets is bound or (ii) any judgment, order or injunction of any court, arbitrator or governmental body, agency, official or authority which defaults or potential defaults individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

3.15. [INTENTIONALLY DELETED]

3.16. [INTENTIONALLY DELETED]

3.17. Employees. There are no employees of the Company.

3.18. [INTENTIONALLY DELETED]

3.19. [INTENTIONALLY DELETED]

3.20 [INTENTIONALLY DELETED]

3.21 [INTENTIONALLY DELETED]

3.22. Representations. The representations and warranties of Seller contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, are true and correct with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect. These representations shall survive for twelve (12) months following the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that:

4.01. Organization and Existence. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of Nevada and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

4.02. Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement constitutes a valid and binding agreement of Buyer.

4.03. Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority other than compliance with any applicable requirements of the 1934 Act.

4.04. Non-Contravention. The execution, delivery and performance by Buyer of this Agreement do not and will not (i) contravene or conflict with the certificate of incorporation or bylaws of Buyer or (ii) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with any provision of any law, regulation, judgment, injunction, order or decree binding upon Buyer.

4.05. Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

4.06. Financing. Buyer has sufficient funds available to purchase the Stock.

4.08. Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any court or arbitrator or any governmental body, agency or official which in any matter challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby.

ARTICLE V

COVENANTS OF SELLER

Seller agrees that:

5.01. Conduct of the Company. From the date hereof until the Closing Date, Seller shall cause the Company to conduct its businesses in the ordinary course consistent with past practice and to use their best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, Seller will not permit the Company to:

(a) adopt or propose any change in its certificate of incorporation or bylaws;

(b) merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

(c) sell, lease, license or otherwise dispose of any material assets or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice; or

(d) agree or commit to do any of the foregoing.
Seller will not, and will not permit the Company to (i) take or agree or commit to take any action that would make any representation and warranty of Seller hereunder inaccurate in any respect at, or as of any time prior to, the Closing Date or (ii) omit or agree or commit to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any respect at any such time.

5.02. Access to Information. From the date hereof until the Closing Date, Seller (a) will give, and will cause the Company to give, Buyer, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and to the books and records of Seller relating to the Company, (b) will furnish, and will cause the Company to furnish, to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company as such Persons may reasonably request and (c) will instruct the employees, counsel and financial advisors of Seller, the Company to cooperate with Buyer in its investigation of the Company; provided that no investigation pursuant to this Section shall affect any representation or warranty given by Seller hereunder.

5.03. Notices of Certain Events. Seller shall promptly notify Buyer of:

(i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(ii) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

(iii) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting Seller, the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.11 or that relate to the consummation of the transactions contemplated by this Agreement.

5.04. Resignations. Seller will deliver to Buyer resignations of all officers and directors of the Company who will be officers, directors or employees of Seller or any of its Affiliates after the Closing Date from their positions with the Company at or prior to the Closing Date.

ARTICLE VI

COVENANTS OF BUYER

Buyer agrees that:

6.01. Confidentiality. Prior to the Closing Date and after any termination of this Agreement, Buyer and its Affiliates will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Buyer, (ii) in the public domain through no fault of Buyer or (iii) later lawfully acquired by Buyer from sources other than Seller or the Company; provided that Buyer may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement [and to its lenders in connection with obtaining the financing for the transactions contemplated by this Agreement] so long as such Persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially. The obligation of Buyer and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information. If this Agreement is terminated, Buyer and its Affiliates will, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Seller, upon request, all documents and other materials, and all copies thereof, obtained by Buyer or its Affiliates or on their behalf from Seller or the Company in connection with this Agreement that are subject to such confidence.

6.02. Access. Buyer will cause the Company, on and after the Closing Date, to afford promptly to Seller and its agents reasonable access to their properties, books, records, employees and auditors to the extent necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date. Seller will hold, and will use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company provided to it pursuant to this Section 6.02.

ARTICLE VII

COVENANTS OF BOTH PARTIES

The parties hereto agree that:

7.01. Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. Seller and Buyer each agree, and Seller, prior to the Closing, and Buyer, after the Closing, agree to cause the Company, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

7.02. Certain Filings. Seller and Buyer shall cooperate with one another (a) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

7.03. Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

ARTICLE VIII

TAX MATTERS

All issues relating to tax matters are addressed in the Tax Matters Agreement attached hereto as Exhibit D and incorporated by reference.

ARTICLE IX

ENVIRONMENTAL/RECLAMATION

9.01 Existing Environmental Reports. Buyer acknowledges that Seller has provided to Buyer the environmental reports and information relating to the Property that are identified and described in EXHIBIT E attached hereto ("Environmental Reports"). BUYER ACKNOWLEDGES THAT SELLER HAS PROVIDED THE ENVIRONMENTAL REPORTS AS A CONVENIENCE TO BUYER AND THAT BUYER IS NOT ENTITLED TO RELY UPON THE ENVIRONMENTAL REPORTS. It is expressly agreed that nothing herein shall be deemed to preclude Buyer from making its own environmental assessment of the Assets as provided in subsection (b) below. Buyer acknowledges and agrees that the submission of the Environmental Reports to Buyer are for informational purposes only and SELLER DOES NOT AND SHALL NOT MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER AS TO THE ACCURACY OF THE INFORMATION CONTAINED IN THE ENVIRONMENTAL REPORTS, THE COMPLETENESS OF THE REPORTS, OR THE ENVIRONMENTAL OR ANY OTHER CONDITION OF THE ASSETS OR OF THE COMPANY. Buyer further acknowledges that the Environmental Reports disclose that groundwater beneath the Property contain arsenic at levels above the Maximum Contaminant Level for arsenic promulgated pursuant to the Safe Drinking Water Act, 42 U.S.C. 300f through 300i. Buyer shall treat the Environmental Reports in a confidential manner and shall not disclose the existence or any aspect of the Environmental Reports to any third party without the prior written approval of Seller.

   9.02 Buyer’s Environmental Reports. Buyer may, at its sole cost and expense, hire qualified environmental consultants reasonably acceptable to Seller to make environmental assessments of the Assets. Buyer’s right to conduct such an environmental assessment of the Assets is conditioned upon the following:

(a) Buyer shall, prior to performing or causing to be performed any investigatory or other work on or to the Assets, submit a plan of the work to Seller or Seller’s designated agent or consultant for its approval, which approval shall not be unreasonably withheld or delayed.

(b) Buyer acknowledges and agrees that the Environmental Reports, and all findings, recommendations, opinions and information derived from Buyer’s independent environmental assessment of the Assets, shall be deemed “Confidential Information” and Buyer shall not disclose any aspect of such Confidential Information to any third party without the prior written approval of Seller.

(c) Buyer shall keep Seller at all times fully advised with respect to said environmental assessment of the Assets, and shall, at Seller's request, promptly deliver to Seller copies of all reports, documents and materials emanating therefrom.

(d) Where the assessment involves inspection, sampling and testing activities on the Property, Seller and Seller’s designated agent or consultant shall have the right to be present at all environmental assessment activities, to review all the assessment activities and to obtain split samples (at Seller’s sole cost and expense), and to that end Buyer shall give Seller and Seller’s designated agent or consultant adequate prior notice of each and every aspect of such activities.

(e)  Unless advised otherwise, all approvals and notifications with respect to subparagraphs (a), (b), (c) and (d) above shall be submitted to, obtained from or coordinated with Seller.

   9.03 Restrictive Covenants. Buyer hereby acknowledges and agrees that prior to Closing the Company will file a deed imposing certain restrictive covenants on the Property to be perpetual, to run with the land, and to be binding upon Buyer, its representatives, employees, contractors, tenants, licensees, invitees, successors and/or assigns (collectively "Current Owner"), such restrictive covenants to consist of the following (hereinafter referred to as “Restrictions”).

(a) Limits on Use:  The Property and any buildings and other improvements to be erected thereon shall be used solely for mining, commercial, industrial, warehouse and retail and wholesale sales only and for no other purpose whatsoever, notwithstanding that other uses may be permitted by the applicable zoning or other ordinances now or in the future affecting the Property, furthermore, notwithstanding any of the foregoing and even though such may constitute a “commercial” or other permitted use, in no event shall the Property be used for any residential purposes, childcare center, playgrounds, parks or other outdoor recreational activities, school, elder care facility, nursing home or hospital.

(b) No part of the groundwater shall be used as a source of drinking water for human consumption.

(c) Remedies for Violation of the Restrictions: If a Current Owner breaches or violates any Restrictions, then Seller or its designee shall have the right to obtain injunctive relief to ensure compliance by the Current Owner with these Restrictions and to pursue all other remedies which may be available to Seller or its designee at law and in equity, including, but not limited to specific performance and/or and action for money damages. In addition, the Current Owner shall be liable for all attorney’s fees, consultant fees and all other reasonable costs and expenses incurred by Seller or its designee in enforcing these Restrictions.

9.04 Buyer’s Release and Covenant Not To Sue. AS AN INDUCEMENT TO, AND AS FURTHER CONSIDERATION FOR, SELLER AGREEING TO SELL THE SHARES TO BUYER UPON THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT, BUYER COVENANTS AND AGREES THAT, UPON THE CLOSING, BUYER SHALL FOREVER RELEASE SELLER AND COVENANT NOT TO SUE SELLER WITH RESPECT TO ANYTHING ARISING OUT OF THE ENVIRONMENTAL OR ANY OTHER CONDITION OF THE THE ASSETS, INCLUDING CONDITIONS CONSTITUTING A VIOLATION OF ENVIRONMENTAL LAWS, OR THE PRESENCE OF HAZARDOUS SUBSTANCES IN, ON, UNDER, OR EMANATING FROM OR ONTO THE ASSETS, REGARDLESS OF WHETHER SUCH ENVIRONMENTAL CONDITIONS OR THE PRESENCE OF HAZARDOUS SUBSTANCES IS KNOWN OR UNKNOWN BY BUYER AND REGARDLESS OF WHETHER SUCH CONDITION IS SET FORTH IN THE ENVIRONMENTAL REPORTS, OR BUYER’S OWN ENVIRONMENTAL REPORTS. THE FOREGOING RELEASE AND COVENANT NOT TO SUE SHALL APPLY TO ALL CLAIMS AT LAW OR IN EQUITY, INCLUDING, BUT NOT LIMITED TO, CLAIMS OR CAUSES OF ACTION FOR PERSONAL INJURY OR DEATH, PROPERTY DAMAGE, STATUTORY CLAIMS UNDER ENVIRONMENTAL LAWS AND CLAIMS FOR CONTRIBUTION.

9.05 Buyer’s Indemnity. BUYER COVENANTS AND AGREES TO INDEMNIFY, DEFEND, AND HOLD SELLER AND ITS OFFICERS, EMPLOYEES AND AGENTS HARMLESS FROM ANY AND ALL CLAIMS, DEMANDS, JUDGMENTS, DAMAGES, PENALTIES, FINES, COSTS, LIABILITIES (INCLUDING SUMS PAID IN SETTLEMENT OF CLAIMS), OR OTHER LOSSES, INCLUDING ATTORNEYS’ AND/OR CONSULTANTS’ FEES, COURT COSTS AND LITIGATION EXPENSES, IN CONNECTION WITH THE PRESENCE OR SUSPECTED PRESENCE OF HAZARDOUS SUBSTANCES IN, ON OR UNDER THE GROUND OR ANY BUILDING, STRUCTURE, OR PAVED SURFACE, OR IN ANY ENVIRONMENTAL MEDIUM, INCLUDING BUT NOT LIMITED TO, THE SOIL, GROUNDWATER, OR SOIL VAPOR ON OR UNDER, OR EMANATING FROM ANY OF THE ASSETS , FOR ANY VIOLATION OF ENVIRONMENTAL LAWS OR FOR ANY LIABILITY FOR THE COMPANY’S DISPOSAL OR ARRANGING FOR DISPOSAL OF A HAZARDOUS SUBSTANCE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THIS INDEMNIFICATION SHALL SPECIFICALLY COVER COSTS INCURRED IN CONNECTION WITH ANY CLAIM FOR PERSONAL INJURY AND/OR DEATH, PROPERTY DAMAGE, INVESTIGATION OF SITE CONDITIONS OR ANY CLEAN-UP, REMEDIAL, REMOVAL, OR RESTORATION WORK REQUIRED BY ANY FEDERAL, STATE, OR LOCAL GOVERNMENT AGENCY OR POLITICAL SUBDIVISION BECAUSE OF THE PRESENCE OR SUSPECTED PRESENCE OF HAZARDOUS SUBSTANCES, IN, ON OR UNDER THE GROUND OR ANY ENVIRONMENTAL MEDIUM, BUILDING, STRUCTURE, OR PAVED SURFACE OR EMANATING THEREFROM RELATED TO THE ASSETS, FOR ANY VIOLATION OF ENVIRONMENTAL LAWS BY THE COMPANY, OR FROM A RELEASE OR THREATENED RELEASE OF A HAZARDOUS SUBSTANCE DISPOSED OF BY THE COMPANY OR WHICH THE COMPANY ARRANGED FOR DISPOSAL. THE RELEASE, COVENANT NOT SUE AND INDEMNIFICATIONS SET FORTH HEREIN SHALL BECOME EFFECTIVE AND ENFORCEABLE AUTOMATICALLY UPON CLOSING OF TITLE TO THE SHARES, AND BUYER SHALL BE BOUND BY THEM, REGARDLESS OF WHETHER OR NOT BUYER EXECUTES ANY SEPARATE INSTRUMENT AT THE TIME OF CLOSING.

9.06 Survival. The provisions and obligations of this Article IX shall survive the closing of title. However, the parties agree to execute and exchange at the time of closing such further documentation of the agreements herein contained as either party reasonably requests, including, but not limited to, an agreement whereby Buyer shall reaffirm the release, covenant not to sue and indemnifications regarding environmental matters set forth above.

9.07 Reclamation. Buyer acknowledges and agrees that it has received Reclamation Plan. Buyer Further agrees that within eighteen (18) months of the Closing Date the Buyer shall have completed the work contemplated in the Reclamation Plan in a manner that is acceptable to Seller. In the event that Buyer fails to meet its obligations pursuant to this paragraph, Seller shall have the right but not the obligation to perform the reclamation contemplated in the Reclamation Plan and that Buyer shall be liable for all cost incurred by Seller in the reclamation of the Property.

9.08 Performance Bond: Buyer agrees to secure a performance bond in a form acceptable to Seller to guarantee performance of all work contemplated under the Reclamation Plan. Such bond shall be in an amount not less than $750,000. In the event of a default by Buyer pursuant to subparagraph 9.07 above; Seller shall have the right to draw on the performance bond to perform the reclamation work contemplated in the Reclamation Plan.

9.09 Adjustments to the Performance Bond: Buyer and Seller agree to adjust the amount of the performance bond contemplated in subparagraph 9.08 to an amount equal to the estimate provided by Precision Engineering and JBR Environmental Consultants, Inc. plus an additional twenty (20) percent. Upon completion of all work contemplated under the Reclamation Plan and certification by JBR that such work has been completed, Buyer’s bonding obligation pursuant to subparagraph 9.08 shall be terminated.

9.10 Buyers Termination Rights for Environmental Issues: Seller acknowledges and agrees that Buyer shall at its own expense engage and environmental consultant to perform a Phase I study on the Property. In the event that Buyers Phase I study discovers an environmental condition on the Property that is unacceptable to Buyer, then Buyer shall have the option to terminate this Agreement with no further obligations to either Buyer or Seller provided that Buyer provide written notification of its intent to terminate the Agreement on or prior to March 24, 2006.

ARTICLE X

CONDITIONS TO CLOSING

10.01. Conditions to the Obligations of Each. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:

(a) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Closing.

(b) All actions by or in respect of or filings with any governmental body, agency, official or authority required to permit the consummation of the Closing including, shall have been obtained.

10.02. Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)(i) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date, (ii) the representations and warranties of Seller contained in this Agreement and in any certificate or other writing delivered by Seller pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true at and as of the Closing Date, as if made at and as of such date with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect and (iii) Buyer shall have received a certificate signed by the Vice President of Seller to the foregoing effect.

(b) No court, arbitrator or governmental body, agency or official shall have issued any order, and there shall not be any statute, rule or regulation, restraining the effective operation by Buyer of the business of the Company after the Closing Date, and no proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

(c) Execution and delivery of other relevant agreements, including non-compete, employment agreements, trademark or software licenses, leases, supply, service or administrative agreements or other transition agreements.

(d) Seller shall have received all consents, authorizations or approvals from the governmental agencies referred to in Section 3.03(a), in each case in form and substance reasonably satisfactory to Buyer, and no such consent, authorization or approval shall have been revoked.

(e) Buyer shall have received all documents it may reasonably request relating to the existence of Seller, the Company and the authority of Seller for this Agreement, all in form and substance reasonably satisfactory to Buyer.

10.03. Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:

(a)(i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto shall be true in all material respects at and as of the Closing Date, as if made at and as of such date and (iii) Seller shall have received a certificate signed by the Chief Executive Officer of Buyer to the foregoing effect.

(b) No proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing shall have been instituted by any Person before any court, arbitrator or governmental body, agency or official and be pending.

(c) Execution and delivery of other relevant agreements, including non-compete, employment agreements, trademark or software licenses, leases, supply, service or administrative agreements or other transition agreements.

(d) Seller shall have received all documents it may reasonably request relating to the existence of Buyer and the authority of Buyer for this Agreement, all in form and substance reasonably satisfactory to Seller.

ARTICLE XI

SURVIVAL

11.01. Survival. The covenants, agreements, representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the first anniversary of the Closing Date or (i) in the case of Section 5.05, for the period set forth therein, (ii) in the case of Section 6.02, indefinitely, and (iii) in the case of the covenants, agreements, representations and warranties contained in Articles VIII or IX, for the period set forth therein. Notwithstanding the preceding sentence, any covenant, agreement, representation or warranty in respect of which indemnity may be sought under Section 11.02 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

11.02. Indemnification. (a) Seller hereby indemnifies Buyer and, effective at the Closing, without duplication, the Company against and agrees to hold them harmless from any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) ("Damages") incurred or suffered by Buyer or the Company arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Seller pursuant to this Agreement (other than pursuant to Article VIII) ; provided that (i) Seller shall not be liable under this Section 11.02(a) unless the aggregate amount of Damages with respect to all matters referred to in this Section 11.02(a) (determined without regard to any materiality qualification contained in any representations, warranty or covenant giving rise to the claim for indemnity hereunder) exceeds $ 500,000 and then only to the extent of such excess and (ii) Seller's maximum liability under this Section 11.02(a) shall not exceed $1,000,000.

(b) In addition to its obligations to indemnify Seller pursuant to Article IX of this Agreement, Buyer hereby indemnifies Seller against and agrees to hold it harmless from any and all Damages incurred or suffered by Seller arising out of any misrepresentation or breach of warranty, covenant or agreement made or to be performed by Buyer pursuant to this Agreement (other than pursuant to Article VIII); provided that (i) Buyer shall not be liable under this Section 11.02(b) unless the aggregate amount of Damages with respect to all matters referred to in this Section 11.02(b) (determined without regard to any materiality qualification contained in any representations, warranty or covenant giving rise to the claim for indemnity hereunder) exceeds $500,000 and then only to the extent of such excess and (ii) Buyer's maximum liability under this Section 11.02(b) shall not exceed $ 1,000,000.

11.03. Procedures (a) The party seeking indemnification under Section 9.09 or 11.02 (the "Indemnified Party") agrees to give prompt notice to the party against whom indemnity is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under such Section. The Indemnifying Party may at the request of the Indemnified Party participate in and control the defense of any such suit, action or proceeding at its own expense. The Indemnifying Party shall not be liable under Section 9.09 or 11.02 for any settlement effected without its consent of any claim, litigation or proceeding in respect of which indemnity may be sought hereunder.

(b) After the Closing, Sections 8.10 , Article IX and 11.02 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement (other than those contained in Sections 2.03, 2.04, 5.05 and 6.02) or other claim arising out of this Agreement or the transactions contemplated hereby.

ARTICLE XII

TERMINATION

12.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

(i) by mutual written agreement of Seller and Buyer;

(ii) by either Seller or Buyer if the Closing shall not have been consummated on or before March 30, 2006; or

(iii)  by either Seller or Buyer if there shall be any law or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

The party desiring to terminate this Agreement pursuant to clauses (ii) or (iii) shall give notice of such termination to the other party.

12.02. Effect of Termination. If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of either party (or any shareholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that if such termination shall result from the willful failure of either party to fulfill a condition to the performance of the obligations of the other party or to perform a covenant of this Agreement or from willful breach by either party to this Agreement, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 6.01 and 13.03 shall survive any termination hereof pursuant to Section 12.01.

ARTICLE XIII

MISCELLANEOUS

13.01. Notices. All notices, requests and other communications to either party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

if to Buyer, to:

Samson Investment Company
4505 Las Virgenes Road - 210
Calabasas, CA 91302

if to Seller, to:

General Electric Company

Appliance Park
Louisville, KY 40225-0001
Attention: Vice President Manufacturing:

with a copy to:
Paul J. Kalocsay, Esq.
General Electric Company
Counsel
Two Corporate Drive
Shelton, CT 06484

Telecopy: 203-944-3348

13.02. Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Closing Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

13.03. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

13.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that neither party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto except that Buyer may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the Shares, but no such transfer or assignment will relieve Buyer of its obligations hereunder.

13.05. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York), without regard to the conflicts of law rules of such state.

13.06. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto.

13.07. Entire Agreement. This Agreement and the Confidentiality Agreement dated December 1, 2005, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

13.08. Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto here caused this Agreement to be duly executed by their respective authorized officers on the day and year first above written.

SAMSON INVESTMENT COMPANY

By_________________________
Title:

GENERAL ELECTRIC COMPANY

By_________________________
Title:

Exhibit A

Real property in the County of Pershing, State of Nevada, described as follows:

Parcel 1:

Township 34 North, Range 34 East, M.D.B.&M.

Section 35: All

Excepting therefrom all that portion conveyed to the Board of Trustees of Tungsten School District by Quitclaim Deed recorded April 13, 1951 in Book 14, Page 491, Records, Pershing County Nevada.

Excepting therefrom all that portion conveyed to the State of Nevada for highway purposes by deed recorded April 30, 1952, in Book 15, Page 166, Official Records, Pershing County, Nevada.

Parcel 2:

Township 33 North, Range 34 East, M.D.B.&M.

Section 1: W1/2

Section 3:

All Section 11: All

Excepting therefrom all that portion conveyed to the State of Nevada for highway purposes by deed recorded April 30, 1952, in Book 15, Page 166, Deed Records, Pershing County, Nevada.

Township 33 North, Range 35 East, M.D.B.&M.

Section 6: W1/2 NE1/4

Township 34 North, Range 34 East, M.D.B.&M.

Section 23: S1/2

Section 27: SE1/4

Township 34 North, Range 35 East, M.D.B.&M.

Section 31: Lot 2; SE1/4 NW1/4

Section 33: S1/2 NW1/4

EXHIBIT B

March 23, 2006

Mr. Tom Harrison
Precision Systems Engineering
9805 South 500 West
Sandy, Utah 84070

Re: Cost Estimate for Closure of Springer Mine Openings
JBR Project Number 360Global-01

Dear Mr. Harrison:

JBR Environmental Consultants, Inc. (JBR) has prepared a cost estimate for 360 Global Wine Company for closure of the historic mine openings at and around the Springer Tungsten Mine. It is our understanding that General Electric, the current owner, is requiring a bond to be posted by the buyer for closure of the adits and shafts in the area of the Springer Mine. The cost estimate provided in this letter will be the basis for the approved bond amount.

It should be noted, that the State of Nevada Abandoned Mine Lands (AML) Program does not require closure of open adits and shafts. Based on a conversation with Mike Visher of the Nevada AML, once an opening is identified, the opening is evaluated to determine the hazard associated with the opening. If they determine that it is either a high or low hazard, they will require that access to the opening be limited by the use of fencing and posting of signs. They do have requirements for the fencing type and height. If the site is considered to be a high hazard, they require the fencing be installed within 60 days, and if it is determined to be a low hazard the land owner is allowed 180 days to install fencing. Fencing and signs are the only requirement by the state; permanent closure of the opening is not required. An estimate for fencing is provided in this letter.

The basis for the cost estimate provided in this letter is from costs developed by the Utah AML Program for closing various types of abandoned mine openings. The costs provided by the Utah AML Program were developed from actual costs realized through closure of mine openings in Utah. The preliminary costs provided on March 14, 2006 were from AML costs in 1996. JBR adjusted those costs for inflation by three percent per_year resulting in an overall increase of 34 percent from the original costs. Following our preliminary costs, JBR contacted the Utah AML Program again to obtain more recent costs. These recent costs resulted in increases ranging from 16 percent to over 50 percent, depending on the closure method.

Table 1 is a summary of the estimated closure costs. Assumptions for the closure costs include the following:

- Assumed same type of closure method as JBR (Brian Buck) letter from 1996;

Mr. Tom Harrison
March 23, 2006
Page 2

- Did not include costs for bat surveys;
- Berm costs from JBR Reclamation Plan Spreadsheet ($0.31/cy, 2 cy per linear ft; $0.62/ln ft);
- Assume foot access to all adits and shafts not inspected during JBR's site inspection on March 13, 2006;
- No costs have been included for closure of the main shaft, as this will only be fenced but not closed;
- Costs based on Utah AML Project costs in 2005;
- In JBR 1996 letter, some opening sizes are listed with one number, not dimensions (e.g. S-1 = 5'). We assumed these were a square with one side having that dimension (e.g. S-1 = 5x5); and
- Concrete cap is assumed to be five feet thick.

Proposed closure methods include concrete caps, construction of berms around the opening, rock or dirt backfill, rebar grates, and angle iron bat gates. There are multiple methods of closure proposed for some of the mine openings. The choice of closure method will depend on the accessibility of the site. Two costs are provided for the rebar grates: one for equipment access and one for foot access. The actual method chosen will determine the final cost.

Table 1 Estimated Cost for Adit and Shaft Closure – Springer Mine

Hole ID	Size (ft^2)	Depth (ft)	Type	Proposed Closure Method	Unit Cost ($)	Total Cost ($)
S-1	25	50-100	vertical	rebar grate	64/sqft	1,600
				angle iron bat gate	118/sqft	2,950
S-2	25	500	vertical	concrete cap	300/cy	7,500
S-3	288	>50	vertical	rebar grate	64/sqft	18,432
				angle iron bat gate	118/sqft	33,984
S-4	144	>50	vertical	rebar grate	64/sqft	9,216
				angle iron bat gate	118/sqft	16,992
S-5	80	>50	vertical	rebar grate	64/sqft	5,120
				angle iron bat gate	118/sqft	9,440
S-6	64	Not Listed	vertical	rebar grate	64/sqft	4,096
				angle iron bat gate	118/sqft	7,552
S-7	100	>50	vertical	rebar grate	64/sqft	6,400
				angle iron bat gate	118/sqft	11,800
S-8	400	40+	vertical	rebar grate	64/sqft	25,600
				angle iron bat gate	118/sqft	47,200

Mr. Tom Harrison
March 23, 2006
Page 3

Table 1 continued

Hole ID	Size (ft^2)	Depth (ft)	Type	Proposed Closure Method	Unit Cost ($)	Total Cost ($)
S-9	100	>50	vertical	rebar grate	64/sqft	6,400
				angle iron bat gate	118/sqft	11,800
S-10	64	>50	vertical	rebar grate	64/sqft	4,096
				angle iron bat gate	118/sqft	7,552
S-11	180	>50	vertical	rebar grate	64/sqft	11,520
				angle iron bat gate	118/sqft	21,240
S-12	64	Not Listed	horizontal	rebar grate	64/sqft	4,096
				angle iron bat gate	118/sqft	7,552
S-13	100	40	vertical	rebar grate	64/sqft	6,400
				angle iron bat gate	118/sqft	11,800
S-14	80	30-40	vertical	rebar grate	64/sqft	5,120
				angle iron bat gate	118/sqft	9,440
S-15	240	60-70	vertical	rebar grate	64/sqft	15,360
				angle iron bat gate	118/sqft	28,320
S-16	480	50-60	vertical	rebar grate	64/sqft	30,720
				angle iron bat gate	118/sqft	56,640
S-17	64	600	horizontal	backfill, bat survey	6/sqft	384
				angle iron bat gate	62/sqft	3,968
S-18	64	300	horizontal	backfill, bat survey	6/sqft	384
				angle iron bat gate	62/sqft	3,968
S-19	20	375	vertical	concrete cap	150/cy	3,000
S-20	64	>50	vertical	rebar grate	64/sqft	4,096
				angle iron bat gate	118/sqft	7,552
S-21	24	>50	vertical	rebar grate	64/sqft	1,536
				angle iron bat gate	118/sqf	2,832
S-22	24	>50	vertical	rebar grate	64/sqft	1,536
				angle iron bat gate	118/sqft	2,832
S-23	24	>50	vertical	rebar grate	64/sqft	1,536
				angle iron bat gate	118/sqft	2,832

Mr. Tom Harrison
March 23, 2006
Page 4

Table 1 continued

Hole ID	Size (ft^2)	Depth (ft)	Type	Proposed Closure Method	Unit Cost ($)	Total Cost ($)
S-24	48	>50	vertical	rebar grate	64/sqft	3,072
				angle iron bat gate	118/sqft	5,664
S-25	48	>50	vertical	rebar grate	64/sqft	3,072
				angle iron bat gate	118/sqft	5,664
S-26	36	>50	vertical	rebar grate	64/sqft	2,304
				angle iron bat gate	118/sqft	4,248
S-27	36	>50	vertical	rebar grate	64/sqft	2,304
				angle iron bat gate	118/sqft	4,248
S-28	36	>50	vertical	rebar grate	64/sqft	2,304
				angle iron bat gate	118/sqft	4,248
S-29	50	10+	vertical	rebar grate	64/sqft	3,200
				angle iron bat gate	118/sqft	5,900
S-30	36	>50	vertical	rebar grate	64/sqft	2,304
				angle iron bat gate	118/sqft	4,248
S-31	40	875	vertical	concrete cap	300/cy	12,000
S-32	20	800	vertical	concrete cap	300/cy	6,000
S-33	216	1,400	vertical	main shaft, no closure	0/cy	0
S-34	N/A					
S-35	200	350	vertical	rebar grate	64/sqft	12,800
				angle iron bat gate	118/sqft	23,600
S-36	40	500	horizontal	rock backfill, bat survey	15/sqft	600
S-37	40	900	horizontal	rock backfill, bat survey	15/sqft	600
S-38	64	>30	vertical	berm	0.62/ln ft	40
S-39	64	>30	vertical	berm	0.62/ln ft	40
S-40	350	>20	vertical	berm	0.62/ln ft	217
S-41	72	>50	vertical	berm	0.62/ln ft	45
S-42	225	16	vertical	dirt backfill	15/sqft	3,375
				angle iron bat gate	118/sqft	26,550
B-1	7,854	>300	vertical	berm	0.62/ln ft	4,870
B-2	48	1,700	vertical	rebar grate	64/sqft	3,072
				angle iron bat gate	118/sqft	5,664

Mr. Tom Harrison
March 23, 2006
Page 5

Table 1 continued

Hole ID	Size (ft^2)	Depth (ft)	Type	Proposed Closure Method	Unit Cost ($)	Total Cost ($)
B-2a	90	200	horizontal	rebar grate	64/sqft	5,760
				angle iron bat gate	118/sqft	10,620
B-3	48	20	horizontal	rock backfill	15.00/sqft	720
B-4	48	>30	vertical	rebar grate	64/sqft	3,072
				angle iron bat gate	118/sqft	5,664
B-5	200	>31	vertical	rebar grate	64/sqft	12,800
				angle iron bat gate	118/sqft	23,600
B-6	80	>32	vertical	rebar grate	64/sqft	5,120
				angle iron bat gate	118/sqft	9,440
B-7	48	>100	vertical	rebar grate	64/sqft	3,072
				angle iron bat gate	118/sqft	5,664
Total Cost for Rebar Grate closures						266,911
Total Cost for Angle Iron Bat Gate						488,900

The total costs for closure of all openings ranges from $266,911 to $488,900. The lower range, which is the scenario recommended, includes a rebar grate over most of the openings with limited access. With this scenario, several of the openings were priced using the lower cost based on equipment access. It should be noted that more openings may be accessible to equipment than those indicated in this letter, but due to time limitations at the mine site, only a small number of opening were inspected. In addition, the costs provided in this letter do not indicate a price reduction based on numerous closures at one time. It is anticipated that a reduction of 10 to 15 percent may be realized based on volume pricing by a contractor for closure of numerous openings at one time. The primary reason for this reduction would be the cost for mobilizing equipment only once.

The upper end of the estimate is based on placing bat gates at all locations that would have had rebar grates and that access would be by foot only for most of the openings. Bat gates would only be needed if the openings were known to be roosting or breeding sites for bats. To determine the presence of bats, surveys would be required either through external means or through inspection of the adit or shaft. It is possible that some of the locations have suitable habitat for bats. However, it is unlikely that any of the very shallow openings would contain sufficient habitat. JBR would recommend, prior to closure of any openings, that the Nevada Department of Wildlife be consulted.

In addition to the cost estimates above, we are including a cost estimate for installing fencing and signs around each of the openings, which is the only requirement from the state of Nevada AML Program. The cost estimate was developed from the RS Means Heavy Construction Cost Data (2005). Our estimate is based on an average fence dimension of 30 feet by 30 feet. In addition,

Mr. Tom Harrison
March 23, 2006
Page 6

each fence would have two danger signs posted. Based on these assumptions, the estimated cost for fence installation is $16,000.

The information contained within this letter is for the use of 360 Global Wine Company and General Electric. This estimate is not intended for use by any regulatory agency or for bonding purposed with any regulatory agency. Should you have any questions regarding the information in this letter, please contact me at (775) 738-8766.

Sincerely,

JBR ENVIRONMENTAL CONSULTANTS, INC.

Richard Weber, C.E.M.
Division Manager

RAW/dee/360GLOBAL-01/2362

TOTAL P.06

Exhibit D

TAX MATTERS AGREEMENT

This Agreement is made this 8th day of March, 2006 among The General Electric Company, a New York corporation (“Seller” or “GE”) and Samson Investment Company, a Nevada Corporation (“Acquiror”).

A.  Pursuant to the Stock Purchase Agreement dated March 8, 2006 among Seller and Acquiror, the Acquiror has agreed, on the terms and subject to the conditions set forth in the Stock Purchase Agreement, to purchase (the “Purchase”) from GE shares of Springer Mining Company (the “Company”).

B.  The Company has been a member of an affiliated group of corporations of which GE is the common parent (the “GE Affiliated Group”) within the meaning of Section 1504(a) of the Code, and the members of the GE Affiliated Group have heretofore filed United States federal income tax returns on a consolidated basis pursuant to Section 1501 of the Code.

C.  GE and certain of its Affiliates have heretofore joined in the filing of certain combined, consolidated, unitary and other similar United States or foreign, state, local or other governmental income or franchise tax returns (the “Combined Income Tax Returns”), and each group filing such a return that includes the Company is designated a “Combined Group.” In addition, GE and certain of its Affiliates have also filed certain separate, stand-alone tax returns (the “Separate Tax Returns”) in certain U.S. state, foreign, local or other taxing jurisdictions.

D.  As a consequence of the Purchase, the Company will no longer be a member of the GE Affiliated Group and will no longer be a member of one or more Combined Groups.

E.  The parties to this Agreement desire to make certain representations, warranties and covenants with respect to tax matters and to allocate the liability for certain United States and foreign Taxes that may be owed to or asserted by United States or foreign federal, state, local or other governmental taxing authorities.

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants and conditions contained in this Agreement, the parties to this Agreement agree as follows:

SECTION 1. Definitions. (a) Unless otherwise indicated, all capitalized terms used herein shall have the same meaning as in the Stock Purchase Agreement.

(b) Unless the context otherwise requires, references in this Agreement to any Person include the successors and assigns of such Person.

SECTION 2. Representations of GE. GE represents and warrants to the Acquiror that, subject to the exceptions stated in Schedule I attached to this Agreement, and subject to other exceptions that are not material individually or in the aggregate:

(a) the Company has prepared and timely filed with the appropriate taxing authorities all Tax Returns required to be filed through the date of this Agreement, taking into account any extension of time to file granted to or obtained on behalf of the Company ;

(b) the Company has timely paid all Taxes due through the date of this Agreement and have made adequate provision for any Taxes attributable to any taxable period (or portion thereof) of the Company ending on or prior to the date of this Agreement that are not yet due;

(c) any deficiencies or assessments asserted in writing against the Company by any taxing authority through the date of this Agreement have been paid or fully reserved or settled;

(d) the Company is not presently under examination or audit by any taxing authority;

(e) no extension of the period for assessment or collection of any Tax is currently in effect with respect to the Company;

(f) none of the assets of the Company is “tax-exempt use property” (as defined in Section 168(h)(1) of the Code) or may be treated as owned by any other person pursuant to Section 168(f)(8) of the Internal Revenue Code of 1954 (as in effect immediately prior to the enactment of the Tax Reform Act of 1986);

(g) the Company has not been a member of any affiliated group (within the meaning of Section 1501 of the Code) other than the GE Affiliated Group; and except as provided in Treasury Regulations Section 1.1502-6 with respect to the GE Affiliated Group, the Company has no liability for Taxes owed by another person, corporation, partnership or other entity;

(h) the Company is organized under the laws of a state within the United States (the “U.S. Subsidiaries”) is a member of the GE Affiliated Group and files its United States federal income tax return on a consolidated basis with GE pursuant to Section 1501 of the Code. The U.S. Subsidiaries and the state in which each of them is organized is set forth on Schedule II; and

(i) the Company is not party to or bound by (nor will the Company prior to the Closing, become a party to or bound by) any tax indemnity, tax sharing or tax allocation agreement or arrangement.

SECTION 3. Filing of Tax Returns. (a)(1) GE will file (or cause to be filed) all necessary consolidated United States federal income Tax Returns of the GE Affiliated Group and all necessary Combined Income Tax Returns for all taxable periods beginning on or before the Closing Date. GE will file (or cause to be filed) all necessary Separate Tax Returns with respect to the Company for all taxable periods ending on or before the Closing Date. GE will pay for its own account or the account of one or more of its Affiliates (i) any United States federal income taxes with respect to such federal income tax returns, and (ii) any United States or foreign state, local, or other governmental income or franchise taxes with respect to such Combined Income Tax Returns (“Combined Income Taxes”), and (iii) any United States or foreign state, local, or other governmental Taxes other than Combined Income Taxes or taxes described in Section 3(a)(1)(i) (“Separate Taxes”) with respect to such Separate Tax Returns.

(2) Promptly, but no later than 180 days after the Closing Date (but, in any event, no later than 30 days prior to the due date (without extensions) of the relevant tax return), the Acquiror or the Company will provide GE with the necessary information relating to the Company and, where necessary, authorization for GE to prepare such Tax Returns and to pay such federal income taxes, Combined Income Taxes and Separate Taxes. The Acquiror or the Company will prepare such information in a manner consistent with past practice, and GE will prepare such Tax Returns in a manner consistent with past practice.

(b) Except as described in Section 3(a), the Acquiror or the Company will file (or cause to be filed) all necessary United States or foreign federal, state, local and other governmental Tax Returns with respect to the Company for all taxable periods. The Acquiror or the Company will pay (or cause to be paid) for its own account or the account of one or more of its Affiliates any Taxes due with respect to such returns and reports; provided, however, that, with respect to any taxable period of the Company that begins on or before and ends after the Closing Date (a “Straddle Period”), GE shall reimburse the Acquiror or the Company for any such Taxes paid that are attributable to the pre-closing portion of that Straddle Period. Such reimbursement by GE shall occur by wire transfer on the later of the third day prior to the due date for payment of such Taxes to the government or the fifteenth business day after the Acquiror has provided to GE (i) written notice that such Taxes have been or soon will be paid by Acquiror or the Company, and (ii) a detailed calculation of the Straddle Period Taxes and the pre-closing portion thereof; provided, however, that if GE’s failure to pay results from insufficiency of the detailed calculation, no interest will be due from GE. The detailed calculation shall be sufficient to allow GE to make a determination as to the accuracy of the calculation. Acquiror and GE will endeavor in good faith to resolve any differences with respect to such calculation.

(c) For purposes of this Agreement, income, deductions, and other items in respect of a Straddle Period will be allocated between the pre-closing portion of such Straddle Period and the post-closing portion of such Straddle Period based on an actual closing of the books of such entity as of the end of the Closing Date.

SECTION 4. Indemnification by GE. (a) GE shall indemnify and hold harmless on an After-Tax Basis the Acquiror, the Company and each other Affiliate of the Acquiror from and against, and reimburse each such Person for, any Losses with respect to (i) United States federal income Taxes of the Company for all taxable periods ending on or before the Closing Date (except for any Losses as may result from any action outside the ordinary course of business taken with respect to the Company, or its respective assets or businesses, on the Closing Date but after the Closing, and (ii) United States federal income Taxes of any member of the GE Affiliated Group for any period during which the Company was a member of such group, including United States federal income Taxes imposed pursuant to Treasury Regulations section 1.1502-6 (except for any Losses as may result from (A) any action outside the ordinary course of business taken with respect to the Company, or its respective assets or businesses, on the Closing Date but after the Closing. For purposes of this Agreement, “After-Tax Basis” means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Losses, the amount of such Losses shall be determined net of any reduction in Tax derived by the Indemnified Party as the result of sustaining such Losses, and the amount of such indemnification payment shall be increased (i.e., “grossed up”) by the amount necessary to satisfy any income or franchise Tax liabilities incurred by the Indemnified Party as a result of its receipt, or right to receive, such indemnification payment (as so increased), so that the Indemnified Party is put in the same net after-Tax economic position as if it had not incurred such Losses.

(b) GE shall indemnify and hold harmless on an After-Tax Basis the Acquiror, the Company and each other Affiliate of the Acquiror from and against, and reimburse each such Person for, any Losses with respect to Combined Income Taxes and Separate Taxes for all taxable periods (or the portion thereof) ending on or before the Closing Date, including, in the case of Separate Taxes, the pre-closing portion of any Straddle Periods beginning before and ending after the Closing Date, except for any Losses as may result from any action outside the ordinary course of business taken with respect to the Company or itsrespective assets or businesses, on the Closing Date but after the Closing.

(c) GE shall indemnify and hold harmless on an After-Tax Basis the Acquiror, the Company and each other Affiliate of the Acquiror from and against, and reimburse each such Person for, any Losses that such Person may at any time suffer or incur, or become subject to, as a result of or in connection with the inaccuracy of any representations and warranties made by GE in this Agreement, and any failure by GE to perform any of its covenants or agreements under this Agreement.

(d) The Acquiror or the Company will notify GE within 30 days after receipt of any written communication to or by the Acquiror, the Company or any other Affiliate of the Acquiror from or with any taxing authority concerning Taxes for which indemnification may be claimed from GE pursuant to the provisions of this Section 4. In addition, the Acquiror or the Company will notify GE at least 15 days prior to the date on which the Acquiror, the Company or any other Affiliate of the Acquiror intends to make a payment of any Taxes that are indemnifiable by GE pursuant to the provisions of this Section 4. GE will notify the Acquiror or the Company within 30 days after receipt of any written communication to or by GE or any Affiliate of GE from or with any taxing authority concerning Taxes owed by the Company or any Subsidiary or any Taxes for which indemnification may be claimed from the Acquiror or the Company pursuant to the provisions of Section 5. The failure by a party to notify another pursuant to this Section 4(d) will not constitute a waiver of any claim to indemnification under this Agreement in the absence of material prejudice to the indemnifying party.

SECTION 5. Indemnification by the Acquiror. (a) The Acquiror shall indemnify and hold harmless on an After-Tax Basis GE from and against, and reimburse each such Person for, (i) any Losses with respect to United States or foreign federal, state, local, or other governmental income or franchise Taxes imposed on the Company(or the portion thereof) beginning after the Closing Date, and (ii) any Losses as may result from any action outside the ordinary course of business taken with respect to the.

(b) The Acquiror shall indemnify and hold harmless on an After-Tax Basis GE and each Affiliate of GE from and against, and reimburse each such Person for, any Losses that any such Person may at any time suffer or incur, or become subject to, as a result of or in connection with the failure by the Acquiror or the Company to perform any of its covenants or agreements under this Agreement.

SECTION 6. Control. (a) GE will have the exclusive right to file any amended Tax Returns and to control any audit or other administrative or judicial proceeding with respect to the consolidated United States federal income Tax liability of the GE Affiliated Group and/or the Tax liability of GE or an Affiliate of GE under any Combined Income Tax Return, and the portion of any other audit or other administrative or judicial proceeding regarding any other matter that may result in any Tax liability with respect to which GE provides indemnification under this Agreement.

(b) Except as provided in Section 6(a), the Acquiror will have the exclusive right to control any audit or other administrative or judicial proceeding with respect to the Tax liability of the Company.

SECTION 7. Refunds. (a) GE will be entitled to any refunds (including interest paid therewith) in respect of any United States or foreign federal, state, local, or other governmental Tax liability of the Company in respect of a taxable period (or the portion thereof) ending on or prior to the Closing Date. Nothing in this Section 7(a) will preclude the Company from making any election under Section 172(b) of the Code or any comparable provision of law or regulations for any taxable year beginning on or after the Closing Date.

(b) Except as provided in Section 7(a), the Acquiror will be entitled to any refunds (including interest paid therewith) in respect of any United States or foreign federal, state, local, or other governmental tax liability of the Company.

SECTION 8. Interest. In the event that any payment required to be made under this Agreement is made after the date on which such payment is due, interest will accrue on such amount from (but not including) the due date of the payment to (and including) the date such payment is actually made at the rate designated from time to time in Section 6621(a)(2) of the Code, compounded on a daily basis.

SECTION 9. Tax Cooperation. (a) GE and the Acquiror will furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Company or its respective assets or businesses (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Taxes or Tax Return. GE and the Acquiror will cooperate with each other in the conduct of any audit or other proceeding related to Taxes and all other Tax matters relating to the Company or its respective assets or businesses, and each will execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Agreement. The party requesting cooperation under this Section 10 will reimburse the other party for any actual out-of-pocket expenses incurred in furnishing such cooperation.

(b) GE and the Acquiror will report to the other any written communication from or with the IRS that relates in any way to the characterization of the Purchase or any related transaction.

SECTION 10. Survival. The indemnity and payment obligations set forth in this Agreement shall survive until the date which is six months after the date of expiration of the applicable statute of limitations (including any extensions thereof). The right to indemnification with respect to claims of which notice was given prior to the expiration of the applicable survival period shall survive such expiration until such claim is finally resolved and any obligations with respect thereto are fully satisfied.

SECTION 11. Amendment. No provision of this Agreement may be waived, amended or modified except by a written instrument signed by GE and the Acquiror.

SECTION 12. Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that the Parties may assign any or all of the their rights and obligations under this Agreement to any of their Affiliates; provided that no such assignment shall release the Parties from any liability or obligation under this Agreement.

SECTION 13. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties to this Agreement, their respective Affiliates and their permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties hereto here caused this Agreement to be duly executed by their respective authorized officers on the day and year first above written.

SAMSON INVESTMENT COMPANY

By_________________________
Title:

GENERAL ELECTRIC COMPANY

By_________________________
Title:

Schedule I

Disclosure Schedule to the Tax Matters Agreement

Section 2(c) Settlements and reserves for tax deficiencies.

Section 2(d) Current examinations or audits by tax authorities:

Taxable Periods
U.S. Federal Income Tax
State Income Tax

Sales and Use Tax

Property Tax
Foreign Tax

Section 2(e) Current extensions of the period for the assessment and collection of tax:

U.S. Federal Income Tax - extended until__________.

State Income tax ___________.

Section 2(g) Affiliated Group status.